EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     NTL INCORPORATED ANNOUNCES ACQUISITION
                                  OF COMTEL LTD

             COMTEL SHAREHOLDERS TO RECEIVE CASH AND PREFERRED STOCK


New York, New York (June 16, 1998) - NTL  Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) announced today that it had entered into an acquisition agreement (the "ComTel Agreement") with Vision Networks III B.V., a wholly owned subsidiary of Royal PTT Nederland NV (KPN), for the acquisition of the operations of ComTel Limited and Telecential Communications (collectively, "ComTel").

Under the ComTel Agreement, NTL will acquire ComTel for a total of 550 million pounds sterling in two stages. In the first stage, NTL has acquired certain of the ComTel properties for consideration of 275 million pounds sterling in cash; in the second stage, upon the completion of certain corporate reorganizations within ComTel, NTL will acquire the remaining ComTel properties for 200 million pounds sterling in cash and 75 million pounds sterling in a new NTL PIK
Preferred Stock (the "Preferred Stock"). The Preferred Stock will have a pay-in-kind coupon of 9.9%, will mature in 2008, and is redeemable within 15 months for common stock valued at market, new NTL convertible preferred securities, or cash.

NTL has financed the cash portion of the first stage of the transaction through a loan facility, completed through an amendment to NTL's existing bank facility with the Chase Manhattan Bank. At the time of the transaction, ComTel will not have any outstanding indebtedness.

Commenting on the transaction, J. Barclay Knapp, President and Chief Executive Officer, said: "We are delighted to announce this significant transaction. With the addition of ComTel and Comcast UK's 100%-owned operations, we will have nearly 4 million franchise homes, more than 650,000 customers and nearly 60,000 business lines. ComTel's franchises are directly adjacent to our Suburban London franchises in Hertfordshire/Bedfordshire and Surrey/Hampshire, and have more than 1.1 million homes and more than 500 million pounds sterling in network investment. We look forward to working with their customers, employees and suppliers going forward."

    =========================================================================
                             PRO FORMA OPERATING STATISTICS
    -------------------------------------------------------------------------
                                             CURRENT                PRO FORMA
                                               NTL                   NTL (1)
    -------------------------------------------------------------------------
    Franchise homes                         2,090,000               3,952,000
    -------------------------------------------------------------------------
    Homes marketed (ResTel)                   887,400               1,972,000
    -------------------------------------------------------------------------
    Homes marketed (CATV)                     887,400               2,185,000
    -------------------------------------------------------------------------
    Res. Telephony subscribers/lines          337,800                 668,000
    -------------------------------------------------------------------------
        Res. Tel. Penetration                     38%                     34%
    -------------------------------------------------------------------------
    CATV Subscribers                          341,900                 611,000
    -------------------------------------------------------------------------
        CATV penetration                          39%                     28%
    -------------------------------------------------------------------------
    Business Subscribers                        8,100                  16,000
    -------------------------------------------------------------------------
    Business Lines                             31,000                  57,000
    -------------------------------------------------------------------------
    Annualized Q1 Revenues (mm)                  $590                    $850
    -------------------------------------------------------------------------
    Annualized Q1 EBITDA (mm)                     $55                     $76
    -------------------------------------------------------------------------
    P,P&E (mm) (2)                             $2,100                  $3,500
    =========================================================================

(1) Pro forma for the acquisition of ComTel and Comcast UK's 100%-owned franchises. Data as of March 31, 1998. Data includes approximately 200,000 ComTel CATV-only homes passed which are subject to new build; the remaining ComTel homes are comparable to the homes passed by NTL's existing dual network.

(2) Includes approximately $500 million in P,P&E related to NTL's national telecoms and broadcast businesses.


Completion of the second stage of the transaction is subject to certain closing conditions. NTL assumes management control over all ComTel franchises effective immediately.


ComTel operates telephony/cable networks in the United Kingdom. ComTel's franchises cover approximately 1.1 million homes and are located in the Midlands and South East England regions, covering areas including: Oxford, Swindon, Coventry and Stratford. As of March 31, 1998, ComTel had passed approximately 991,000 homes, and had more than 161,000 residential telephony subscribers, 166,000 cable television subscribers and 2,600 business telephony subscribers.


NTL announces redemption of bonds:
---------------------------------

The Company also announced today that it has provided to the Trustee of its 10 7/8% Senior Deferred Coupon Notes due 2003 (the "Notes") a notice that it will redeem the Notes on October 15, 1998. Pending such redemption, the Company has deposited in trust with the Trustee an amount equal to $218,586,840 to pay the redemption price (including principal) on the Notes, thereby defeasing certain of its obligations under the indenture governing the Notes.

NTL Incorporated is a leading alternative telecommunications company in the United Kingdom. The Company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. Through its local telecoms division, the Company offers residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. The Company's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.


                                  * * * * * * *

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development, Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8440; in the UK: Bret Richter, Director - Corporate Development at (0171) 227-8700 or Alison Smith, Group Communications at (01252) 402662; or via e-mail at investor_relations@NTLI.com.